Prospectus Supplement filed pursuant to Rule 424(b)(3)

SUPPLEMENT DATED DECEMBER 7, 2012
TO THE PROSPECTUS DATED OCTOBER 28, 2011
OF ATEL 15, LLC

As of December 10, 2012, the offices of the Fund and the Manager and its affiliates have been relocated to The Transamerica Pyramid, 600 Montgomery Street, 9th Floor, San Francisco, California 94111.  The telephone numbers, electronic mail addresses and other contact information for ATEL and its affiliates remain the same.

The Prospectus consists of (i) this sticker, (ii) the Prospectus dated October 28, 2011, and (iii) the Prospectus Supplement dated March 31, 2012